UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2010

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	000-06253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (870) 541-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 18, 2010, Simmons First National Corporation (the “Company”) filed a Current Report on Form 8-K (the “Report”) to report that its wholly-owned subsidiary, Simmons First National Bank (the “Bank”), had entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (“FDIC”) dated October 15, 2010 (the “Agreement”) to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of Security Savings Bank, FSB in Olathe, Kansas (“Security”). The final carrying values and the final list of the assets acquired and liabilities assumed remains subject to finalization and revision by the FDIC and the Bank. Once such terms are finalized, the acquisition will be deemed to be effective as of October 15, 2010.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in the Report. Except as otherwise provided herein, the other disclosures made in the Report remain unchanged. The Company anticipates that it will further amend the Report and this Amendment at a later date to the extent additional financial information is required by Item 9.01.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in its Quarterly Reports on Form 10-Q for the quarter ended June 30, 2010.

Item 1.01  Entry Into a Material Definitive Agreement.

Effective October 15, 2010, the Bank purchased substantially all of the assets and assumed substantially all of the deposits and other liabilities of Security from the FDIC, as receiver for Security (the “Acquisition”), pursuant to the terms of the Agreement.

Under the terms of the Agreement, the Bank acquired approximately $407.6 million in assets which excluded approximately $67.2 million of assets and approximately $27.9 million of allowance for loan losses to be retained by the FDIC. Assets acquired include approximately $318.6 million in loans and other real estate, approximately $16.1 million cash and cash equivalents and approximately $71.0 million in investment securities. The Bank also assumed approximately $432.3 million in liabilities, including approximately $338.2 million in deposits. In connection with the Acquisition, the FDIC made a payment to the Bank in the amount of approximately $71.2 million. This amount is subject to customary post-closing adjustments based upon the final closing date balance sheet for Security. The terms of the Agreement provide for the FDIC to indemnify the Bank against certain claims, including claims with respect to liabilities of Security not assumed or otherwise purchased by the Bank, claims made by shareholders of Security, and claims based on any prior action or inaction by Security’s directors, officers and other employees.

Pursuant to the terms of the Agreement’s loss sharing arrangements, the FDIC will cover 80% of the Bank’s losses on the disposition of loans and foreclosed real estate attributable to the Acquisition. The deposits were acquired with no deposit premium, and assets were acquired at a discount to Security’s historic book value as of October 15, 2010, of $46.5 million, subject to customary adjustments. The Bank will reimburse the FDIC for 80% of its recoveries with respect to losses for which the FDIC paid the Bank 80% reimbursement under the loss sharing agreements.

In addition, on December 15, 2020 (the “True-Up Measurement Date”), the Bank has agreed to pay to the FDIC 50% of the excess, if any, of (A) 20% of the intrinsic loss estimate of $109 million less (i) the sum of (B) 20% of the net loss amount (the sum of all losses less the sum of all recoveries on covered assets) plus (C) 25% of the asset premium (discount) plus (D) 3.5% of the total assets subject to loss sharing under the loss sharing agreements as specified in the schedules to the Agreement.

The Bank did not acquire the real estate, banking facilities, furniture and equipment of Security as part of the Acquisition but may exercise its option under the Agreement within 90 days after the Acquisition to purchase some or all of these assets at fair market value from the FDIC.

The forgoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 2.01  Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 7.01  Regulation FD Disclosure.

On October 15, 2010, the Company issued a press release announcing the Acquisition. A copy of the press release was provided as Exhibit 99.1 to our Current Report on Form 8-K filed on October 18, 2010.

Item 9.01  Financial Statements and Exhibits.

Exhibit 2.1
Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Security Savings Bank FSB, Olathe, Kansas, the Federal Deposit Insurance Corporation, and Simmons First National Bank, dated as of October 15, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simmons First National Corporation
(Registrant)

October 21, 2010	/s/ Robert A. Fehlman
(Date)	Robert A. Fehlman
Executive Vice President and Chief Financial Officer